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                                                                      EXHIBIT 11

                    ALPHANET SOLUTIONS, INC. AND SUBSIDIARY

                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                    THREE MONTHS ENDED SEPT 30,             NINE MONTHS ENDED SEPT 30,
                                                    ---------------------------             --------------------------
                                                    1995                1996                1995                1996
                                                    ----                ----                ----                ----
  Pro forma net income . . . . . . . . .              $620                $969              $1,732              $2,057
                                                  ========            ========            ========            ========
  Weighted average number of
 common shares and common
 shares equivalent:
  Common shares  . . . . . . . . . . . .             3,400               5,100               3,400               4,554
  Shares necessary to fund
 S Corporation Distribution  . . . . . .               551                  --                 551                 173
  Cheap stock (treasury stock method)  .                37                  --                  37                  12
                                                  --------            --------            --------            --------
                                                     3,988               5,100               3,988               4,739
                                                  --------            --------            --------            --------
  Pro forma net income per share . . . .             $0.15               $0.19               $0.43               $0.43
                                                  ========            ========            ========            ========